Exhibit 99.1

FOR IMMEDIATE RELEASE

Protagenic Therapeutics Announces Grant of new patent in Japan for its Modified Stilbenoid Program Drug Candidates

NEW YORK, NY and SANTA BARBARA, CA, July 30, 2025

Protagenic Therapeutics, Inc. (Nasdaq: PTIX) (the “Company”) today announces that on July 18, 2025, the Japanese Patent Office granted Patent JP 7714571B, a patent which runs until March 31, 2041. This patent underpins one of the Company’s key pipeline assets, a modified stilbenoid, and importantly provides the Company with exclusivity to particular compounds per se, formulations containing a number of drug candidates, and their medical use, which is to treat epilepsy and seizures.

Colin Stott, Chief Operating Officer of Protagenic Therapeutics, Inc. said:

“We are delighted to announce the grant of this important patent for the Company in Japan. Such a grant builds on the previous grant of the same patent in the UK (Patent GB2609814), and demonstrates the ability of the Company to continue its innovative approach and to add value and important protection to its development pipeline for shareholders. We anticipate being able to expand the grant of this patent in other territories in the future.”

About the Japanese Pharmaceutical Market1,2

The Japanese pharmaceutical market is the world’s third largest pharmaceutical market. In 2025, the Japanese pharmaceutical market is worth more than $85 billion US dollars, and the market size is anticipated to reach $93 billion US dollars by 2030.

About the Global Epilepsy Drug Market3

The global epilepsy drug market size was expected to be valued at USD $11.29 billion in 2024 and is anticipated to reach around USD $18.74 billion by 2034, expanding at a CAGR of 5.20% over the forecast period from 2025 to 2034.

References

1)	https://www.trade.gov/country-commercial-guides/japan-pharmaceuticals

2)	https://www.mordorintelligence.com/industry-reports/japan-pharmaceutical-market

3)	https://www.precedenceresearch.com/epilepsy-drug-market

About Protagenic Therapeutics, Inc.

Protagenic Therapeutics (Nasdaq: PTIX) is pioneering novel treatments across a range of therapeutic areas. For more information, visit www.protagenic.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to the Company’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Alexander K. Arrow, MD, CFA

Chief Financial Officer

Protagenic Therapeutics, Inc.

149 Fifth Ave, Suite 500, New York, NY 10010

Tel: 213-260-4342
Email: alex.arrow@protagenic.com